Exhibit 99.1

BEHRINGER HARVARD REIT I, INC.

May 15, 2009

Dear Shareholder:

Our board of directors recently met to determine the distribution rate payable to shareholders for the months of April, May and June 2009. Our board continues to monitor all matters relating to sustaining the financial strength of Behringer Harvard REIT I, Inc., including our distribution policy, with a focus on capital preservation and shareholder protection.

In light of the historically weak economic environment, our board has set the distribution rate for each of the months of April, May and June 2009 at $0.0271 per share, which is a 3.25% annualized rate based on a purchase price of $10.00 per share. As reported earlier to our shareholders, our board determined to maintain a monthly distribution schedule. These distributions will be payable to shareholders of record as of each of April 30, May 31, and June 30, 2009. We understand this decision directly affects your monthly income and assure you it was undertaken with careful consideration.

Like many companies exposed to the illiquid capital markets, effects of abnormally high unemployment and broad economic recession, the board determined it was critical to implement prudent capital preservation practices to protect shareholder value and position us to better navigate this economic cycle.

Our advisor is also making significant concessions in an effort to share in the capital preservation effort alongside our shareholders and contribute to our long-term success. Specifically, Behringer Advisors has agreed to waive (not merely defer) $5 million of asset management fees that we would be obligated to pay for the second and third quarters of 2009. Instead of these fees being paid to Behringer Advisors, the REIT will retain this capital. We appreciate this support from Behringer Advisors and believe it demonstrates their commitment to us and our shareholders.

We believe these protective measures will assist the REIT to maintain liquidity and meet potential financial challenges, as well as position us to emerge from these difficult economic times as a stronger company.

If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely yours,

Robert S. Aisner

President

cc: Your Financial Advisor

Statements and other information contained in this letter which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main: 866.655.3650 (toll-free)
Fax: 866.655.3610 (toll-free)